UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SWK HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0435679
(State of Incorporation or Organization)	(IRS Employer Identification No.)

14755 Preston Road, Suite 105, Dallas, TX	75254
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title Of Each Class To Be So Registered	Name Of Each Exchange On Which Each Class Is To Be Registered
Common Stock, $0.001 par value	The Nasdaq Stock Market LLC
Preferred Stock Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

SWK Holdings Corporation (the “Registrant”) hereby amends the following items, exhibits or other portions of its Registration Statement on Form 8-A/A (Amendment No. 1) filed with the Securities and Exchange Commission (the “SEC”) on January 21, 2020, as set forth below. The Registrant and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), have entered into an amendment to the Rights Agreement dated April 18, 2016 between the Registrant and the Rights Agent (the “Agreement”).

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of the Registration Statement on Form 8-A/A filed by the Registrant on January 21, 2020 is hereby amended and supplemented by adding the following:

As a result of information disclosed on Schedule 13G filed with the SEC on February 16, 2021, by Cannell Capital LLC (“Cannell”), Cannell may have become an “Acquiring Person” (as defined in the Agreement).

On February 23, 2021, the Registrant and the Rights Agent entered into Amendment No. 2 to the Agreement (the “Amendment”) to amend the definition of Acquiring Person to provide that the Board of Directors of the Registrant (the “Board”), may, in its discretion, determine within fifteen business days after the Board shall have first received actual notice of the change, or level, of beneficial ownership that would otherwise cause such person to meet the requirements of the definition of Acquiring Person, that such person shall not be deemed to be an Acquiring Person for purposes of the Agreement.

The Amendment, which is filed as an exhibit hereto, is incorporated by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 2.	Exhibits.

Exhibit No.	Description
1	Rights Agreement, dated as of April 8, 2016 by and between SWK Holdings Corporation and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.02 to the Current Report on Form 8-K filed by the Registrant with the SEC on April 14, 2016)

2	Amendment No. 1 to Rights Agreement, dated as of April 8, 2019, by and between SWK Holdings Corporation and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.01 to the Current Report on Form 8-K filed with the SEC on April 8, 2019)

3	Amendment No. 2 to Rights Agreement, effective as of February 23, 2021 by and between SWK Holdings Corporation and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.01 to the Current Report on Form 8-K filed with the SEC on February 23, 2021)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 23, 2021

SWK Holdings Corporation

By:	/s/ Winston Black
Winston Black
Chief Executive Officer

  EXHIBIT INDEX

Exhibit No.	Description
1	Rights Agreement, dated as of April 8, 2016 by and between SWK Holdings Corporation and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.02 to the Current Report on Form 8-K filed by the Registrant with the SEC on April 14, 2016)

2	Amendment No. 1 to Rights Agreement, dated as of April 8, 2019, by and between SWK Holdings Corporation and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.01 to the Current Report on Form 8-K filed with the SEC on April 8, 2019)

3	Amendment No. 2 to Rights Agreement, effective as of February 23, 2021 by and between SWK Holdings Corporation and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.01 to the Current Report on Form 8-K filed with the SEC on February 23, 2021)